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                                                                     EXHIBIT 2.2

                             AMENDMENT AND WAIVER TO

                          AGREEMENT AND PLAN OF MERGER

         This Amendment and Waiver to Agreement and Plan of Merger (this "Amendment") is made and entered into as of January 25, 2002, by and among SG Merger Corp., a Florida corporation ("SG"), Ecometry Corporation, a Florida corporation (the "Company"), Wilburn W. Smith and Allan J. Gardner (each of the parties hereto being referred to individually as a "Party" and collectively as the "Parties").

                                    RECITALS

         WHEREAS, the Parties entered into that Agreement and Plan of Merger dated as of October 25, 2001 (the "Merger Agreement") (initially capitalized terms which are used herein which are not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement);

         WHEREAS, Syngistix, Inc., a Delaware corporation ("Syngistix"), has indicated that it would be willing to make an Acquisition Proposal under certain circumstances;

         WHEREAS, in order to induce Syngistix to make such an Acquisition Proposal, the Parties desire to amend the Merger Agreement, and SG desires to waive certain rights under the Merger Agreement, as set forth below.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

         1. Notwithstanding anything to the contrary contained in the Merger Agreement, including without limitation, Section 5.3 thereof, the Company may negotiate and enter into the Agreement and Plan of Merger dated as of January 25, 2002 attached hereto as Exhibit A (the "Syngistix Merger Agreement"). The execution and delivery by the Company of the Syngistix Merger Agreement, and actions taken by the Company which are reasonably necessary or advisable for the Company and/or its affiliates to perform its obligations thereunder shall not constitute a breach by the Company and/or its affiliates under the Merger Agreement or give SG the right in and of itself to terminate the Merger Agreement or to claim a breach of any provision of the Merger Agreement or, except as provided in paragraph 5 below, to collect the Termination Fee in accordance with Section 7.6 of the Merger Agreement. No breach of any representation, warranty, covenant or agreement contained in the Merger Agreement which results from, or is caused by, any action by the Company and/or its affiliates which is reasonably necessary or advisable for the Company and/or its affiliates to perform its obligations under the Syngistix Merger Agreement shall constitute a breach of the Merger Agreement by the Company and/or its affiliates, including without limitation, (i) any withdrawal, modification or amendment by the Company or its Board of Directors of its approval or recommendation of the Merger Agreement or any of the transactions contemplated therein (or any public announcement of its intention to do so), which withdrawal, modification or amendment is as a result of, or caused by, or



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related to, any approval or recommendation of the Syngistix Merger Agreement;
(ii) any approval or recommendation by the Company or its Board of Directors of the Syngistix Merger Agreement or any of the transactions contemplated therein;
(iii) any resolution by the Company or its Board of Directors to do any of the foregoing; or (iv) any failure by the Company or its Board of Directors not to recommend rejection of the Syngistix Merger Agreement or any of the transactions contemplated therein. Notwithstanding the foregoing, the agreements and waivers of SG Merger in the two preceding sentences shall not apply if and to the extent that the Syngistix Merger Agreement is amended after the date hereof without the express written consent of SG and such amendments contain conditions to closing, covenants, agreements or other terms that shall materially affect the business, operations or financial condition of the Company or impose any material obligations on or create any material liabilities for the Company following termination of such agreement.

         2. Section 7.2 (a) of the Merger Agreement is hereby amended by deleting the date "February 28, 2002" and substituting therefor the date "July 31, 2002."

         3. SG hereby waives any noncompliance by the Company with the second sentence of Section 5.3(c) of the Merger Agreement with respect to the Syngistix Merger Agreement.

         4. Notwithstanding anything to the contrary contained in Article VII of the Merger Agreement, the Merger Agreement shall terminate immediately prior to the consummation by the Company of a merger with Syngistix (the "Syngistix Merger") pursuant to the Syngistix Merger Agreement and the relevant provisions of the FBCA (such termination to be automatic and without further action on the part of any party thereto). Any portion of the Termination Fee not theretofor paid to SG pursuant to paragraph 5 hereof shall become due and payable immediately thereafter.

         5. Each of Willburn W. Smith and Allan J. Gardner (the "Stockholders") agrees that, during the period from the date of this Amendment through May 31, 2002:

                  (a) At any meeting of stockholders of the Company, however called, such Stockholder shall (unless otherwise directed in writing by Parent) cause all outstanding shares of Company Common Stock that such Stockholder owns or is otherwise entitled to vote or direct the voting of as of the record date fixed for such meeting to be voted in favor of the approval and adoption of the Syngistix Merger Agreement and the approval of the Syngistix Merger, and in favor of each of the other actions contemplated by the Syngistix Merger Agreement.

                  (b) In the event written consents are solicited or otherwise sought from stockholders of the Company with respect to the approval or adoption of the Syngistix Merger Agreement, with respect to the approval of the Syngistix Merger or with respect to any of the other actions contemplated by the Syngistix Merger Agreement, such Stockholder shall (unless otherwise directed in writing by Parent) cause to be executed, with respect to all outstanding shares of Company


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         Common Stock that such Stockholder owns or is otherwise entitled to vote or direct the voting of as of the record date fixed for the consent to the proposed action, a written consent or written consents to such proposed action.

                  (c) Such Stockholder shall, within five days of Parent's request, execute and deliver to Parent a proxy which shall be irrevocable to the fullest extent permitted by law, with respect to the shares of Company Common Stock that such Stockholder owns or is otherwise entitled to vote or direct the voting of as of the record date, granting Parent or one or more of Parent's officers the irrevocable right and proxy to vote such shares in favor of the approval of the Syngistix Merger and the approval of the Syngistix Merger, and in favor of the other actions contemplated by the Syngistix Merger Agreement.

                  (d) Such Stockholder shall, at his own expense, perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Section 3.

         The agreements contained in this Section 5 shall terminate automatically if (a) the Syngistix Merger Agreement shall be terminated or (b) the Company's Board of Directors, acting upon the recommendation of the Independent Committee, shall approve, recommend or enter into Company Acquisition Agreement with respect to, or shall have consummated, any Superior Acquisition Proposal.

         6. Notwithstanding anything to the contrary contained in this Amendment, as promptly as practicable after the execution and delivery of the Syngistix Merger Agreement, the Company shall pay to SG its reasonably documented fees and expenses incurred to date in connection with the transactions contemplated by the Merger Agreement; the amount of such fees and expenses shall be deducted from the amount of any Termination Fee payable to SG in accordance with Section 7.6 of the Merger Agreement and paragraph 3 of this Amendment.

         7. In the event that the Company enters into the Syngistix Merger Agreement and such agreement is terminated for any reason other than the closing of the transactions contemplated by the Syngistix Merger Agreement, the Company's and SG's obligations under the Merger Agreement shall continue unimpaired and the Company and SG shall perform all their respective obligations under, and comply with all the terms, covenants and agreements contained in, the Merger Agreement, including, without limitation, the agreement contained in
Section 2.3 of the Merger Agreement.

         8. Except to the extent expressly set forth in this Amendment, the Merger Agreement, as amended by this Amendment, and the rights and obligations of the Parties thereunder shall remain in full force and effect in accordance with its terms.



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         9. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the principles of conflicts of laws thereof.

         10. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Amendment and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         11. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed, all as of the date first written above.

                                       SG MERGER CORP.

                                       By: /s/ WILBURN W. SMITH
                                          --------------------------------------
                                       Name:   WILBURN W. SMITH
                                            ------------------------------------
                                       Title:  PRESIDENT
                                             -----------------------------------


                                       ECOMETRY CORPORATION

                                       By: /s/ JOHN MARRAH
                                          --------------------------------------
                                       Name:   JOHN MARRAH
                                            ------------------------------------
                                       Title:  PRESIDENT
                                             -----------------------------------




                                       /s/  WILBURN W. SMITH
                                       -----------------------------------------
                                       WILBURN W. SMITH

                                       /s/ ALLAN J. GARDNER
                                       -----------------------------------------
                                       ALLAN J. GARDNER



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